Exhibit 5.1

24 January 2020

Autolus Therapeutics plc

Forest House

58 Wood Lane

London W12 7RZ

United Kingdom

Ladies and Gentlemen:

Re:	Autolus Therapeutics plc – Prospectus – Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Autolus Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the offering by the Company of 7,250,000 American Depositary Shares (the “ADSs”), each representing one ordinary share of nominal value US$0.000042 each (“Ordinary Shares”) in the capital of the Company (the “Offering”). The ADSs being offered in the Offering represent in aggregate 7,250,000 Ordinary Shares (the “New Ordinary Shares”). In addition, the Underwriters (as defined below) have the right to purchase from the Company up to an additional 1,087,500 ADSs, representing 1,087,500 new Ordinary Shares (the “Further Ordinary Shares” and, together with the New Ordinary Shares, the “Shares”). We have taken instructions solely from the Company.

1.2

No opinion is expressed in this letter as to any matter pertaining to the contents of the Registration Statement and the Prospectus (each as defined below), other than as expressly stated herein with respect to the allotment and issue of the Shares.

1.3	We are rendering this letter at the request of the Company in connection with the Registration Statement and the Prospectus.

1.4

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Prospectus, and headings are for ease of reference only and shall not affect interpretation. All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed only the following documents:

2.1

a PDF copy of the registration statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on 17 July 2019 (as amended through the date hereof, the “Registration Statement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) and the base prospectus included within the Registration Statement;

2.2	a PDF copy of the prospectus relating to the Offering dated 22 January 2020 and filed with the SEC pursuant to Rule 424(b) of the Rules on 24 January 2020 (the “Prospectus”);

Cooley (UK) LLP    Dashwood    69 Old Broad Street    London EC2M 1QS, UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

24 January 2020

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2.3

a PDF executed copy of a New York law governed underwriting agreement between the Company, J.P. Morgan Securities LLC and Jefferies LLC, as representatives of the several underwriters named in Schedule I therein dated 22 January 2020 (the “Underwriters”) (the “Underwriting Agreement”);

2.4

a PDF executed copy of a New York law governed deposit agreement dated 26 June 2018 (the “Deposit Agreement”), between the Company, Citibank, N.A., as depositary, and the Holders and Beneficial Owners (as such terms are defined therein) from time to time of the ADSs issued thereunder;

2.5	a PDF copy of the current articles of association of the Company adopted on 26 June 2018 (the “Articles”);

2.6

a PDF copy of the certificate of incorporation of the Company dated 2 February 2018 and a PDF copy of the certificate of incorporation on re-registration of the Company as a public company dated 18 June 2018;

2.7

a PDF executed copy of the minutes of a meeting of the board of directors of the Company (the “Board” or the “Directors”) held on 10 January 2020 at which it was resolved, inter alia, to proceed with the Offering and to constitute a pricing committee of the Board (the “Pricing Committee”) and to approve and file of the Prospectus; and

2.8

a PDF executed copy of the minutes of a meeting of the Pricing Committee held on 22 January 2020 at which it was resolved, inter alia, to authorise the execution of the Underwriting Agreement and allot and issue the New Ordinary Shares (such minutes of the meeting of the Pricing Committee held on 22 January 2020, together with the minutes of the meeting of the Board held on 10 January 2020, the “Corporate Approvals”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 10:57 a.m. (London time) on 24 January 2020 (the “Online Search”); and

3.2

a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10:57 a.m. (London time) on 24 January 2020 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS, UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

24 January 2020

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4.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

4.2	each of the signed documents examined by us has been duly executed and, where applicable, delivered by the parties thereto;

4.3	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

4.4	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered;

4.5

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at each date on which the Company allots or issues Shares (each, an “Allotment Date”);

4.6

no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act 2006, as amended (the “Companies Act”) and no such notice will have been received prior to an Allotment Date;

4.7

each of the parties to each of the Underwriting Agreement and the Deposit Agreement had the capacity, power and authority to execute and perform the same and has validly authorised and duly executed each of the Underwriting Agreement and the Deposit Agreement according to all applicable laws and each such party has thereby assumed valid, legally binding and enforceable obligations and each of the Underwriting Agreement and the Deposit Agreement remains accurate and complete and has not been amended, terminated or otherwise discharged as at the date of this letter and as at each Allotment Date;

4.8	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office they claim to hold;

4.9	the accuracy as to factual matters of each document we have reviewed;

4.10	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this letter and as at each Allotment Date;

4.11

the Company has and will comply with all applicable laws to allot and issue the Shares and the Company will receive such amounts as “cash consideration” (as defined in section 583(3) of the Companies Act) as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

4.12

the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded prior to each Allotment Date, and the Prospectus has been filed with the SEC;

Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS, UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

24 January 2020

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4.13

in relation to the Registration Statement, the Prospectus, the Underwriting Agreement, the Deposit Agreement and the transactions contemplated thereby the Directors have acted and will act in the manner required by section 172 of the Companies Act, that the Underwriting Agreement, the Deposit Agreement and all obligations thereunder have been entered into and the ADSs have been offered and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company, and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the Directors;

4.14

the minutes of the meetings of the Board and the Committee referred to in paragraphs 2.7 and 2.8 (Documents) are a true record of the proceedings described therein, and that the each meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board or Committee, as applicable, were duly adopted, have not been revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

4.15

the Directors have acted in accordance with and in the manner required by sections 171 to 174 of the Companies Act in approving the resolutions recorded in the Corporate Approvals and that all actions to be carried out by the Company pursuant to the Corporate Approvals are in its commercial interests;

4.16

there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any Shares;

4.17

there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 2 (Documents) or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 2 (Documents) or any obligation therein or otherwise affect the opinion expressed in this letter;

4.18

no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of, the Corporate Approvals;

4.19

all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained and are, or will be, in full force and effect;

4.20	the Company is and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS, UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

24 January 2020

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4.23

all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

4.24

the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) nor shall the Company become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated by the Corporate Approvals, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company, or that any petition for the winding-up of the Company has been presented) and will remain so as at each Allotment Date;

4.25

all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter and on each Allotment Date legal, valid and binding under the laws by which they are (or are expected to be) governed;

4.26

there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinion which we express in this letter and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this letter, such laws have been and will be complied with;

4.27

all Shares will be issued and allotted pursuant to the authority and power granted to the Directors pursuant to section 551 of the Companies Act and section 570 of the Companies Act, respectively, under Article 8 of the Articles and that that authority and that power are and shall remain unutilised to a sufficient extent to enable the issue and allotment of the Shares;

4.28

no ADS or Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) (the “Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the ADSs or the Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

4.29

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014 (“MAR”)), the Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to MAR, the Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the ADSs and the Shares in, from or otherwise involving England (including sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA);

Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS, UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

24 January 2020

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4.30

no application has been or will be made for any ADSs or Shares to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom; and

4.31

the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any of the transactions contemplated by the Corporate Approvals or any associated activity illegal, void or voidable.

5.	SCOPE OF OPINION

5.1

The opinion given in this letter is limited to English law as it would be applied by English courts (including the laws of the European Union to the extent having the force of law in England) on the date of this letter.

5.2

We express no opinion in this letter on the laws of any other jurisdiction and, in particular, we express no opinion on the laws of the European Union as it affects any jurisdiction other than England. We have not investigated the laws of any country other than England and we assume that no foreign law (other than the laws of the European Union to the extent having the force of law in England) affects the opinion stated in paragraph 6 (Opinion).

5.3

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinion in paragraph 6 (Opinion), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinion stated in paragraph 6 (Opinion).

5.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

5.5

The opinion given in this letter is strictly limited to the matters stated in paragraph 6 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

5.6

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

5.7	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

5.8

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter and are given on the condition that any claim made in respect thereof may only be brought in the English courts.

Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS, UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

24 January 2020

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6.	OPINION

Subject to the assumptions set out in paragraph 4 (Assumptions), the scope of the opinion set out in paragraph 5 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that, as at the date of this letter, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered as described in the Prospectus will be duly and validly allotted and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the allotment and issue thereof in connection with the Offering) and will not be subject to any call for payment of further capital.

7.	RESERVATIONS

7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately. In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5	We have made no enquiries of any individual connected with the Company.

Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS, UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

24 January 2020

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7.6

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Registration Statement, as amended by the Prospectus, nor have we been responsible for ensuring that the Registration Statement, as amended by the Prospectus, contains all (and does not omit any) material facts.

7.7

A certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error.

8.	DISCLOSURE AND RELIANCE

8.1

This letter is addressed to you solely for your benefit in connection with the Prospectus and the allotment and issue of the Shares. We consent to the filing of this letter as an exhibit to the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

8.2

Other than for the purpose set out in above in paragraph 8.1, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Claire Keast-Butler

Cooley (UK) LLP

Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS, UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.